Exhibit 99.1

Beeline CEO Invests an Additional $900,000 in Series G Offering Priced at a 205% Premium to Market Price and Donates Warrants to St. Jude Children’s Research Hospital

Since December 2024 Beeline CEO has invested $4,045,802 in Beeline demonstrating confidence in its business

Providence, RI – March 25, 2025 – Beeline Holdings, Inc. (NASDAQ: BLNE), an emerging FinTech mortgage lender, today announced that Chief Executive Officer and Co-Founder, Nick Liuzza, has invested an additional $900,000 into the company’s ongoing Series G convertible equity offering. The investment was made at $5.10 per share on an as-converted basis (not including Warrants)—representing a 205% premium to Beeline’s closing stock price of $1.67 on March 24, 2025.

As part of the transaction, Mr. Liuzza received warrants exercisable at $6.50 per share, which he has donated in full to St. Jude Children’s Research Hospital.

This investment is in addition to Mr. Liuzza’s open market purchases during the week of March 17 in which he and an affiliated trust purchased a total of 43,150 shares of common stock for a total of $109,784 at purchase prices reflecting prevailing market prices, and to his prior investments in the Series G offering beginning in December. To date, since December 2024, Mr. Liuzza has invested $4,045,802 in addition to his prior investments.

“Beeline is focused on driving revenue growth through mortgage origination and monetizing our proprietary lending technology,” said Nick Liuzza, CEO and Co-Founder of Beeline Holdings. “We are committed to building long-term value and bringing innovation to an industry in need of modernization.”

The company remains focused on operational execution and believes its technology-driven approach will continue to distinguish it in a challenging mortgage environment.

For more information, visit www.makeabeeline.com.

About Beeline Holdings, Inc.

Beeline Holdings, Inc. (Nasdaq: BLNE) is a technology-driven mortgage lender modernizing the way consumers access home financing. With a focus on speed, simplicity, and transparency, Beeline leverages proprietary tech to streamline the lending

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